Exhibit 10.2

Execution Copy

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made by and between NuWave Energy Technologies, Inc., a Delaware corporation (“Company”), and Joe S. Ramey (“Employee”).

W I T N E S S E T H:

WHEREAS, Company desires to employ Employee on the terms and conditions, and for the consideration, hereinafter set forth and Employee desires to be employed by Company on such terms and conditions and for such consideration;

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Employee agree as follows:

ARTICLE I

EMPLOYMENT AND DUTIES

1.1 Employment; Effective Date. Company agrees to employ Employee and Employee agrees to be employed by Company, beginning as of May 31, 2005 (the “Effective Date”) and continuing for the period of time set forth in Article II of this Agreement, subject to the terms and conditions of this Agreement.

1.2 Positions. From and after the Effective Date, Company shall employ Employee in the position of Chief Executive Officer and President of Access Oil Tools, Incorporated, a Louisiana corporation and wholly owned subsidiary of the Company (“AOT”), or in such other position or positions as the parties mutually may agree. Employee shall report to Company’s Board of Directors (the “Board”).

1.3 Duties and Services. Employee agrees to serve in the positions referred to in Section 1.2 and to perform diligently and to the best of his abilities the reasonable duties and services appertaining to such offices, as well as such additional duties and services appropriate to such offices which the parties mutually may agree upon from time to time, all as commensurate with the authority vested in Employee pursuant to this Agreement and consistent with the governing documents of Company. Employee’s employment shall also be subject to the policies maintained and established by Company, that are of general applicability to similarly situated employees (as such policies may be amended from time to time); provided, however, that, except as set forth in Section 8.13, no policy, procedure, course of dealing or other statement, whether written or oral, may modify this Agreement or create any other contractual obligation or term between Employee and Company.

1.4 Other Interests. Employee agrees, during the period of his employment by Company, to devote substantially all of his business time, energy and best efforts to the business and affairs of Company and its subsidiaries to ensure their continued success and development and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of Company, except with the consent of the Board. The foregoing notwithstanding, the parties recognize and agree that Employee may engage in passive personal investments that do not unreasonably conflict with the business and affairs of Company or unreasonably interfere with Employee’s performance of his duties hereunder.

1.5 Duty of Loyalty. Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act in the best interests of Company and to do no willful act that would injure the business, interests, or reputation of Company or any of its affiliates. In keeping with these duties, Employee shall make full disclosure to Company of all business opportunities pertaining to Company’s business and shall not appropriate for Employee’s own benefit business opportunities concerning Company’s business. If Employee’s other business interests reasonably present a conflict of interest or the appearance of a conflict of interest with Company’s business, Employee shall fully disclose the conflict or apparent conflict and Company shall resolve the conflict or apparent conflict in a manner that fairly balances the interests of Company and Employee.

ARTICLE II

TERM AND TERMINATION OF EMPLOYMENT

2.1 Term. Subject to Section 1.2 hereof, unless sooner terminated pursuant to other provisions hereof, Company agrees to employ Employee for the period beginning on the Effective Date and ending on the second anniversary of the Effective Date (the “Primary Employment Period”). Beginning on the second anniversary of the Effective Date, such term of employment shall be extended automatically for successive one-year periods unless Company provides Employee with notice declining to extend such term of employment (such extended term, the “Additional Employment Period”); provided, that, such term of employment shall not be extended beyond the fourth anniversary of the Effective Date. The term of employment shall automatically terminate upon Employee’s death, if it has not been terminated earlier as provided in this Agreement.

2.2 Company’s Right to Terminate. Notwithstanding the provisions of Section 2.1, Company shall have the right to terminate Employee’s employment under this Agreement at any time for any of the following reasons:

(a) upon Employee’s becoming incapacitated by accident, sickness or other circumstance which renders him mentally or physically incapable of performing the duties and services required of him hereunder on a full-time basis for a period of at least 120 consecutive days or for a period of 180 days during any 12-month period (“Disability”);

(b) for cause, which for purposes of this Agreement shall mean Employee (i) has been convicted of, or pleaded no contest to, a misdemeanor involving moral turpitude or a felony, (ii) has engaged in gross negligence or willful misconduct which is materially injurious (monetarily or otherwise) to Company or any of its subsidiaries (including, without limitation, misuse of Company’s or a subsidiary’s funds or other property), (iii) has willfully refused without proper legal reason to perform Employee’s duties, provided such refusal continues 30 days after notice from Company to Employee of such refusal and opportunity to cure, which notice refers to this Section 2.2(b)(iii), or (iv) has materially breached, as has been determined by the Board, any material provision of this Agreement or any other written agreement between Company or any of its subsidiaries and Employee or any material written corporate policy maintained and established by Company or any of its subsidiaries that is of general applicability to similarly situated employees, and has been provided to Employee, provided such breach is not cured within 30 days after notice from Company to Employee of such breach and opportunity to cure, which notice refers to this Section 2.2(b)(iv); or

(c) at any time for any other reason whatsoever or for no reason at all, in the sole discretion of Company.

Notwithstanding the foregoing, Company shall not have the right to terminate Employee’s employment under this Agreement prior to November 30, 2005 for any reason other than those contemplated by Section 2.2(a) or (b).

2.3 Employee’s Right to Terminate. Notwithstanding the provisions of Section 2.1, Employee shall have the right to terminate his employment under this Agreement for any of the following reasons:

(a) within 60 days of, and in connection with or based upon, a breach by Company of any material provision of this Agreement or any other agreement between Company and Employee;

(b) within 60 days of, and in connection with or based upon, the relocation of Employee’s office to any geographic location in excess of a 60 mile radius from the location of his office on the date hereof;

(c) unless with the express written consent of Employee, (i) the assignment to Employee of any duties inconsistent in any substantial respect with Employee’s position, authority or responsibilities as contemplated by Article I of this Agreement or (ii) any other substantial change in such position, including titles, authority or responsibilities, from those contemplated by Article I of this Agreement; or

(d) a requirement by Company that Employee perform any act or refrain from performing any act that would be in violation of any applicable law.

Prior to Employee’s termination of employment under Section 2.3 (a), (b), (c) or (d), Employee must give written notice to Company of any such breach, relocation, assignment or change or requirement, and such breach, relocation, assignment or change must remain uncorrected for 30 days following such written notice.

2.4 Notice of Termination. If Company or Employee desires to terminate Employee’s employment hereunder at any time prior to expiration of the term of employment as provided in Section 2.1, it or he shall do so by giving at least 30 days’ written notice to the other party that it or he has elected to terminate Employee’s employment hereunder and stating the effective date and reason for such termination; provided, however, that such termination shall be effective immediately upon receipt of notice from Company that such termination is for a reason contemplated by Section 2.2(b); provided further, however, that no such action shall alter or amend any other provisions hereof or rights arising hereunder, including, without limitation, the provisions of Articles IV, V, VI and VII hereof.

2.5 Deemed Resignations. Unless otherwise agreed to in writing by Company and Employee prior to the termination of Employee’s employment, any termination of Employee’s employment shall constitute an automatic resignation of Employee as an officer of Company and each affiliate of Company, and an automatic resignation of Employee from the Board (if applicable) and from the board of directors of any affiliate of Company and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which Company or any affiliate holds an equity interest and with respect to which board or similar governing body Employee serves as Company’s or such affiliate’s designee or other representative.

ARTICLE III

COMPENSATION AND BENEFITS

3.1 Base Salary. During the Primary Employment Period and, if applicable, the Additional Employment Period, Employee shall receive an annual base salary of $160,000 (“Base Salary”). Employee’s annual base salary may be reviewed by the Chief Executive Officer of Company and, in the sole discretion of the Chief Executive Officer of Company, such annual base salary may be increased, but not decreased, effective as of any date determined by the Chief Executive Officer of Company. Employee’s base salary shall be paid in equal installments in accordance with Company’s standard policy regarding payment of compensation to similarly situated employees but no less frequently than monthly.

3.2 Bonuses.

(a) Employee shall be eligible for a bonus (the “Initial Bonus”) in an amount up to $144,000 for the calendar year ending on December 31, 2005. The Initial Bonus, if any, (i) shall be payable to Employee within thirty (30) days after the completion of Company’s year-end audit for the calendar year ending on December 31, 2005, (ii) shall be based upon the achievement by AOT of the targets set by the Chief Executive Officer of Company with respect to the EBITDA (as defined below) of AOT for the calendar year ending on December 31, 2005 and (iii) shall be subject to the upward or downward adjustment by the Chief Executive Officer of Company, in his sole discretion, based on AOT’s progress in positioning the Company to meet Company’s long-term objectives. The Initial Bonus shall be determined in accordance with the following schedule:

EBITDA for 2005	Amount of Initial Bonus
(in $millions)
EBITDA less than or equal to $5.0	$0

EBITDA greater than $5.0 but less than $7.0	an amount equal to the sum of (i) 16,000 plus (ii) the product of (A) the excess of EBITDA over $5.0 million multiplied by (B) .064

EBITDA greater than or equal to $7.0 or more	$144,000

(b) For purposes of this Section 3.2(a) and Section 3.2(b) below, “EBITDA” shall mean the earnings (after the accrual of employee bonuses but before any one-time gains or losses on sales) before interest, taxes and depreciation, calculated consistent with past practices, of AOT. For purposes only with respect to the Initial Bonus, earnings shall be calculated (A) after the payment by AOT of a consulting fee in the amount of $150,000 to an affiliate of SCF V, L.P., a Delaware limited partnership (“SCF”), but (B) before (1) the payment by AOT of incentive compensation in the amount of $219,413 to certain of its managerial employees, (2) the payment by AOT of the aggregate amount of commissions to International Tool Company, Ltd., a Texas limited partnership, or a successor thereto (3) the payment by AOT in the amount of $449,089 to Todd Broussard (“Broussard”) in connection with the termination of Broussard’s consulting arrangement with AOT, and (4) the payment by AOT of legal fees and other one-time transaction costs incurred by AOT in connection with its acquisition by Company.

(c) Set forth on Annex A hereto for illustrative purposes are sample calculations of the bonus payments payable in accordance with the foregoing provisions.

(d) Employee shall be eligible for an annual bonus for the fiscal year ending December 31, 2006, and any fiscal year ending during the Additional Employment Period provided that Employee remains employed by Company or one of Company’s affiliates for all or part of such fiscal year (in the event Employee is not employed as such for all of such fiscal year, the bonus for such year shall be prorated as appropriate). Such bonus, if any, shall be payable to Employee within thirty (30) days after the completion of Company’s year-end audit for the fiscal year in which such bonus, if any, was earned and shall be based upon the achievement by AOT of agreed upon financial targets set by the Chief Executive Officer of Company for such fiscal year. In general, such bonus, if any, shall be payable to Employee generally consistent with the following schedule:

Potential Bonus Payment % of Base Salary	Bonus Driver or Threshold
10%	Entry Level (“EL”) or 85% of Budgeted AOT EBITDA

30%	Expected Value (“EV”) or 100% of Budgeted AOT EBITDA

50%	Overachievement (“OA”) or 115% of Budgeted AOT EBITDA

70%	Stretch of 130% of Budgeted AOT EBITDA

20%	Discretionary based on progress versus long-term plan, strategic development of AOT and contribution to NuWave growth

3.3 Other Perquisites. During his employment hereunder, Employee and, to the extent applicable, Employee’s spouse, dependents and beneficiaries, shall be allowed to participate in all benefit plans and programs of Company (other than any annual incentive or bonus plans, programs or arrangements), including improvements or modifications of the same, which are now, or may hereafter be, available to similarly situated employees. Company shall not, however, by reason of this Section 3.3, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any such benefit plan or program, so long as such changes are similarly applicable to similar situated employees generally.

3.4 Business Expenses. During Employee’s employment hereunder, Company shall promptly reimburse Employee for all appropriately documented, reasonable business expenses incurred by Employee in the performance of his duties under this Agreement.

3.5 Vacation; Holidays. Employee shall be entitled to four (4) weeks paid vacation each year. Employee shall also be entitled to the paid holidays and other paid leave available to similarly situated employees.

3.6 Facilities; Automobile.

(a) Company will furnish Employee office space in Lafayette, Louisiana, and equipment, supplies, and such other facilities and personnel as are reasonably necessary or appropriate for the performance of Employee’s duties under this Agreement.

(b) Company shall provide Employee with a automobile allowance of Seven Hundred Fifty Dollars ($750.00) per month. Company shall reimburse Employee for all costs of gasoline, oil, repairs, maintenance and other similar expenses incurred by Employee by reason of the use of such automobile for Company business from time to time.

3.7 Indemnity and Insurance. Company shall indemnify and hold harmless Employee for any liability incurred by reason of any act or omission performed by Employee while acting in good faith on behalf of Company and within the scope of the authority of Employee pursuant to this Agreement and to the fullest extent provided under Company’s certificate of incorporation and bylaws, and any other applicable law. Company shall provide, as long as Employee is an executive or director of the Company, that Employee is covered by directors and officers insurance to the fullest extent that Company provides to any of its other executives or directors.

ARTICLE IV

PROTECTION OF INFORMATION

4.1 Access to Information. Company shall, during the time that Employee is employed by Company, (a) disclose or entrust to Employee, or provide Employee access to, or place Employee in a position to create or develop trade secrets or confidential information belonging to Company or its affiliates, (b) place Employee in a position to develop business goodwill belonging to Company or its affiliates or (c) disclose or entrust to Employee business opportunities to be developed for Company or its affiliates.

4.2 Disclosure to and Property of Company. All information, trade secrets, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by Employee, individually or in conjunction with other employees or agents, during the term and in the scope of his employment that relate to Company’s or any of its subsidiaries’ business, products or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or exploration, production, marketing and merchandising techniques, prospective names and marks) and all writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Confidential Information”) shall be the sole and exclusive property of Company or its subsidiaries. Employee agrees to perform all actions reasonably requested by Company or its subsidiaries to establish and confirm such exclusive ownership. Upon termination of Employee’s employment by Company, for any reason, Employee promptly shall deliver all writings or materials of any type in his possession or control embodying such Confidential Information and work product, and all copies thereof, to Company. “Confidential Information” does not, however, include any information that, at the time of disclosure by Company, is available to the public other than as a result of any act of Employee.

4.3 No Unauthorized Use or Disclosure. Employee agrees that Employee will preserve and protect the confidentiality of all Confidential Information and work product of Company and its subsidiaries, and will not, at any time during or, for two (2) years after the termination of Employee’s employment with Company, make any unauthorized disclosure of, and shall not remove from Company premises, and will use his best efforts to prevent the removal from Company premises of, Confidential Information or work product of Company or its subsidiaries, or make any use thereof, in each case, except in the carrying out of Employee’s responsibilities hereunder. Employee shall inform all persons or entities to whom or to which any Confidential Information shall be disclosed by him in accordance with this Agreement about the confidential nature of such Confidential Information. Employee shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law and Employee is making such disclosure, Employee shall provide Company with prompt notice of such requirement, and shall use his commercially reasonable efforts to give such notice prior to making any disclosure, so that Company may seek an appropriate protective order. At the request of Company, Employee agrees to deliver to Company, at any time during the term of employment, all Confidential Information that he may possess or control. Upon the termination of Employee’s employment with the Company or any of its subsidiaries, Employee shall deliver to Company all Confidential Information that he may possess or control.

4.4 Ownership by Company. If, during Employee’s employment by Company, Employee creates any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as videotapes, written presentations on acquisitions, computer programs, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to the business, products, or services of Company and its affiliates, whether such work is created solely by Employee or jointly with others (whether during business hours or otherwise and whether on Company’s premises or otherwise), Employee shall disclose such work to Company. Company shall be deemed the author of such work if the work is prepared by Employee in the scope of Employee’s employment; or, if the work is not prepared by Employee within the scope of Employee’s employment but is specially ordered by Company or its affiliates as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and Company or its affiliates shall be the author of the work. If such work is neither prepared by Employee within the scope of Employee’s employment nor a work specially ordered and is deemed to be a work made for hire, then Employee hereby agrees to assign, and by these presents does assign, to Company all of Employee’s worldwide rights, titles, and interests in and to such work and all rights of copyright therein.

4.5 Assistance by Employee. During the period of Employee’s employment by Company, Employee shall assist Company and its nominee, at any time, in the protection of Company’s or its subsidiaries’ worldwide right, title and interest in and to Confidential Information and the execution of all formal assignment documents requested by Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries. After Employee’s employment with Company terminates, at the request and cost of Company or its subsidiaries, Employee shall reasonably assist Company and its nominee, at reasonable times and for reasonable periods, in the protection of Company’s or its subsidiaries’ worldwide right, title and interest in and to Confidential Information and the execution of all formal assignment documents requested by Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries, all as may be requested by Company from time to time.

4.6 Remedies. Employee acknowledges that money damages would not be sufficient remedy for any breach of this Article IV by Employee, and Company or its subsidiaries shall be entitled to enforce the provisions of this Article IV by terminating payments then owing to Employee under this Agreement and/or by specific performance and injunctive relief as remedies for such breach or any threatened breach. Company’s recovery of money damages for any breach of this Article IV shall be limited to the amount of actual damages suffered by Company or its subsidiaries as a result of such breach plus reasonable attorneys’ fees incurred in connection therewith.

ARTICLE V

STATEMENTS CONCERNING COMPANY AND EMPLOYEE

5.1 Statements by Employee. Employee shall refrain, both during and after the termination of the employment relationship for a period of two (2) years, from publishing any oral or written statements about Company, any of its affiliates or any of such affiliates’ officers, employees, consultants, agents or representatives that (a) are slanderous, libelous or defamatory, (b) disclose private information about or Confidential Information of Company, any of its affiliates or any of such affiliates’ business affairs, officers, employees, consultants, agents or representatives, or (c) place Company, any of its affiliates, or any of such affiliates’ officers, employees, consultants, agents or representatives in a false light before the public. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded Company and its affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.

5.2 Statements by Company. Company shall refrain, both during and after the termination of the employment relationship for a period of two (2) years, from publishing any oral or written statements about Employee, any of his affiliates or any of such affiliates’ officers, employees, consultants, agents or representatives that (a) are slanderous, libelous or defamatory, (b) disclose private information about or confidential information of Employee, any of his affiliates or any of such affiliates’ business affairs, officers, employees, consultants, agents or representatives, or (c) place Employee, any of his affiliates, or any of such affiliates’ officers, employees, consultants, agents or representatives in a false light before the public. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded Employee and his affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.

ARTICLE VI

EFFECT OF TERMINATION ON COMPENSATION

6.1 Termination By Expiration, Death or Disability. Except as provided in Section 6.2 or 6.3 below, if Employee’s employment hereunder shall terminate (a) upon expiration of the Primary Employment Period or, if applicable, the Additional Employment Period as provided in Section 2.1 or (b) upon Employee’s death or Disability, then all compensation and all benefits to Employee hereunder shall terminate contemporaneously with termination of his employment; provided, further, that if such termination occurs for a reason other than those encompassed by Section 2.2(b), then Company shall (i) pay to Employee a prorated bonus in accordance with the terms herein for the calendar year during which such termination occurs, and any accrued vacation and holiday pay as of the date of termination, and (ii) provide, as applicable, Employee and his family continued coverage for such period under all health, life, disability and similar employee benefit plans and programs of Company on the same basis as they were entitled to participate immediately prior to such termination (provided that such continued participation is possible under the general terms and provisions of such plans and programs).

6.2 Termination By Company. If Employee’s employment hereunder shall be terminated by Company prior to expiration of the Primary Employment Period or, if applicable, the Additional Employment Period as provided in Section 2.1, then, upon such termination, regardless of the reason therefor, all compensation and benefits to Employee hereunder shall terminate contemporaneously with the termination of such employment; provided, however, that if such termination occurs for a reason other than those encompassed by Section 2.2(a) or (b), then Company shall continue to pay to Employee (or, upon Employee’s death following such termination, his beneficiaries or estate) Employee’s then current base salary pursuant to Section 3.1 for the shorter of (a) 12 months from the date of such termination or (b) the unexpired portion, if any, of the Primary Employment Period or, if applicable, the Additional Employment Period; provided, further, that if such termination occurs for a reason other than those encompassed by Section 2.2(b), then Company shall (i) pay to Employee a prorated bonus in accordance with the terms herein for the calendar year during which such termination occurs, and any accrued vacation and holiday pay as of the date of termination, and (ii) provide, as applicable, Employee and his family continued coverage for such period under all health, life, disability and similar employee benefit plans and programs of Company on the same basis as they were entitled to participate immediately prior to such termination (provided that such continued participation is possible under the general terms and provisions of such plans and programs).

6.3 Termination By Employee. If Employee’s employment hereunder shall be terminated by Employee prior to expiration of the Primary Employment Period or the Additional Employment Period as provided in Section 2.1, then, upon such termination, regardless of the reason therefor, all compensation and benefits to Employee hereunder shall terminate contemporaneously with the termination of such employment except for the payment to Employee of a prorated bonus in accordance with the terms herein for the calendar year during which such termination occurs; provided, however, that, in addition to the payment of any such bonus, if such termination occurs for a reason encompassed by Section 2.3(a), or (b), (c) or (d), then Company shall (i) continue to pay to Employee (or, upon Employee’s death following such termination, his beneficiaries or estate) Employee’s then current base salary pursuant to Section 3.1 for the shorter of (a) 12 months from the date of such termination or (b) the unexpired portion, if any, of the Primary Employment Period or, if applicable, the Additional Employment Period, and pay to Employee any accrued vacation and holiday pay as of the date of termination, and (ii) provide, as applicable, Employee and his immediate family continued coverage for such period under all health, life, disability and similar employee benefit plans and programs of Company on the same basis as they were entitled to participate immediately prior to such termination (provided that such continued participation is possible under the general terms and provisions of such plans and programs).

6.4 No Duty to Mitigate Losses. Employee shall have no duty to find new employment following the termination of his employment under circumstances which require Company to pay any amount to Employee pursuant to this Article VI. Any salary or remuneration received by Employee from a third party for the provision of personal services (whether by employment or by functioning as an independent contractor) following the termination of his employment under circumstances pursuant to which Section 6.2 or 6.3 applies shall not reduce Company’s obligation to make a payment to Employee (or the amount of such payment) pursuant to the terms of any such Section.

6.5 Liquidated Damages. In light of the difficulties in estimating the damages for an early termination of this Agreement, Company and Employee hereby agree that the payments, if any, to be received by Employee pursuant to Section 6.2 or 6.3 shall be received by Employee as liquidated damages.

6.6 Release and Full Settlement. Anything to the contrary herein notwithstanding, as a condition to the receipt of any payments under this Section 6, an Employee shall first execute a release, in a form reasonably acceptable to Company, releasing Company, Parent, its subsidiaries, affiliates, shareholders, partners, officers, directors, employees and agents from any and all claims and from any and all causes of action of any kind or character including, but not limited to, all claims or causes of action arising out of such Employee’s employment with Company or the termination of such employment, but excluding all claims to payments the Employee may have under this Agreement. The performance of Company’s obligations hereunder and the receipt of any benefits provided hereunder by such Employee shall constitute full settlement of all such claims and causes of action.

ARTICLE VII

NON-COMPETITION AGREEMENT

7.1 Definitions. As used in this Article VII, the following terms shall have the following meanings:

“Business” means the business and operations as are currently being performed by Company and its subsidiaries, including the manufacture, sale, service and rental of capital equipment and tools used in the drilling, workover or production phases of the oilfield services and equipment industry.

“Prohibited Period” means the period during which Employee is employed by Company hereunder and a period of two years thereafter.

“Restricted Area” means the State of Texas and each of the parishes in the State of Louisiana set forth on Annex B hereto.

7.2 Non-Competition; Non-Solicitation. Employee and Company agree to the non-competition and non-solicitation provisions of this Article VII (i) as part of the consideration for the compensation and benefits to be paid to Employee hereunder, (ii) to protect the trade secrets and confidential information of Company or its affiliates disclosed or entrusted to Employee by Company or its affiliates or created or developed by Employee for Company or its affiliates, the business goodwill of Company or its affiliates developed through the efforts of Employee and/or the business opportunities disclosed or entrusted to Employee by Company or its affiliates and (iii) as an additional incentive for Company to enter into this Agreement.

(a) Subject to the exceptions set forth in section 7.2(b) below, Employee expressly covenants and agrees that during the Prohibited Period, (i) he will refrain from carrying on or engaging in, directly or indirectly, the Business in the Restricted Area and (ii) he will not, and he will cause his affiliates not to, directly or indirectly, own, manage, operate, join, become an employee of, control or participate in or be connected with or loan money to or sell or lease equipment to any business, individual, partnership, firm, corporation or other entity which engages in the Business in the Restricted Area; provided, however, Employee may sell or lease real property to any business, individual, partnership, firm, corporation or other entity which engages in the Business in the Restricted Area.

(b) Notwithstanding the restrictions contained in Section 7.2(a), Employee or any of his affiliates may own an aggregate of not more than 2.5% of the outstanding stock of any class of any corporation engaged in the Business, if such stock is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Section 7.2(a), provided that neither Employee nor any of his affiliates has the power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management of such corporation.

(c) Employee further expressly covenants and agrees that during the Prohibited Period, he will not, and he will cause his affiliates not to (i) engage or employ, or solicit or contact with a view to the engagement or employment of, any person who is an officer or employee of Company or its affiliates or (ii) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from Company or its affiliates any person who or which is a customer of Company or its affiliates during the period during which Employee is employed by Company.

7.3 Relief. Employee and Company agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in Section 7.2 are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of Company. Employee and Company also acknowledge that money damages would not be sufficient remedy for any breach of this Article VII by Employee, and Company or its affiliates shall be entitled to enforce the provisions of this Article VII by terminating payments then owing to Employee under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article VII but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Employee and his agents.

7.4 Reasonableness; Enforcement. Employee hereby represents to Company that he has read and understands, and agrees to be bound by, the terms of this Article VII. Employee acknowledges that the geographic scope and duration of the covenants contained in this Article VII are the result of arm’s-length bargaining and are fair and reasonable in light of (a) the nature and wide geographic scope of the operations of the Business, (b) Employee’s level of control over and contact with the Business in all jurisdictions in which it is conducted, (c) the fact that the Business is conducted throughout the Restricted Area and (d) the amount of compensation that Employee is receiving in connection with the performance of his duties hereunder. It is the desire and intent of the Parties that the provisions of this Article VII be enforced to the fullest extent permitted under applicable Legal Requirements, whether now or hereafter in effect and therefore, to the extent permitted by applicable Legal Requirements, Employee and Company hereto waive any provision of applicable Legal Requirements that would render any provision of this Article VII invalid or unenforceable.

7.5 Reformation. Company and Employee agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Article VII would cause irreparable injury to Company. Employee understands that the foregoing restrictions may limit Employee’s ability to engage in certain businesses anywhere in the United States during the Prohibited Period, but acknowledges that Employee will receive sufficiently high remuneration and other benefits from Company to justify such restriction. Further, Employee acknowledges that his skills are such that he can be gainfully employed in non-competitive employment, and that the agreement not to compete will in no way prevent him from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, Company and Employee intend to make this provision enforceable under the law or laws of all applicable States so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal. Such modification shall not affect the payments made to Employee under this Agreement.

ARTICLE VIII

MISCELLANEOUS

8.1 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally or by courier, (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested or (c) one day after transmission if sent by facsimile transmission with confirmation of transmission, as follows:

If to Employee, addressed to:	Mr. Joe S. Ramey
3711 Melancon Road
Broussard, Louisiana 70518
Facsimile: (___) ___-____

If to Company, addressed to:	NuWave Energy Technologies, Inc.
c/o SCF-V, L.P.
600 Travis, Suite 6600
Houston, Texas 77002
Attention: David Baldwin
Facsimile: (713) 227-7850

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

8.2 Applicable Law; Submission to Jurisdiction.

(a) This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas.

(b) With respect to any claim or dispute related to or arising under this Agreement, the parties hereto hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Harris County, Texas.

8.3 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.4 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

8.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

8.6 Withholding of Taxes and Other Employee Deductions. Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company’s employees generally.

8.7 Headings. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

8.8 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

8.9 Affiliate. As used in this Agreement, the term “affiliate” shall mean, with respect to a particular person, any entity which owns or controls, is owned or controlled by, or is under common ownership or control with, such person.

8.10 Assignment. This Agreement and the rights hereunder are personal in nature and may not be assigned by Company or Employee without the prior written consent of the other. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

8.11 Term. This Agreement has a term co-extensive with the term of employment provided in Section 2.1; provided, that termination shall not affect any right or obligation of any party which is accrued or vested prior to such termination and, without limiting the scope of the preceding sentence, the provisions of Articles IV, V, VI and VII shall survive any termination of the employment relationship and/or of this Agreement.

8.12 Entire Agreement. Except as provided in the written benefit plans and programs referenced in Section 3.3, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Employee by Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof are hereby null and void and of no further force and effect.

8.13 Modification; Waiver. Any modification to or waiver of this Agreement will be effective only if it is in writing and signed by the party to be charged.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

NuWave Energy Technologies, Inc.

By:	/s/ David C. Baldwin
Name:	David C. Baldwin
Title:	Chairman, Chief Executive Officer and President

/s/ Joe S. Ramey
Joe S. Ramey

JOE S. RAMEY

EMPLOYMENT AGREEMENT

SIGNATURE PAGE

ANNEX A

SAMPLE BONUS PAYMENT CALCULATIONS

(A)	If EBITDA of $5.25 million is achieved with respect to the calendar year ending on December 31, 2005, the bonus payment payable to Employee for such year shall be $32,000.

(B)	If EBITDA of $6.0 million is achieved with respect to the calendar year ending on December 31, 2005, the bonus payment payable to Employee for such year shall be $80,000.

A-1

ANNEX B

NON-COMPETITION PARISHES

Acadia Parish	Allen Parish	Ascension Parish

Assumption Parish	Avoyelles Parish	Beauregard Parish

Bienville Parish	Bossier Parish	Caddo Parish

Calcasieu Parish	Caldwell Parish	Cameron Parish

Catahoula Parish	Claiborne Parish	Concordia Parish

De Soto Parish	East Baton Rouge Parish	East Carroll Parish

East Feliciana Parish	Evangeline Parish	Franklin Parish

Grant Parish	Iberia Parish	Iberville Parish

Jackson Parish	Jefferson Parish	Jefferson Davis Parish

Lafayette Parish	Lafourche Parish	La Salle Parish

Lincoln Parish	Livingston Parish	Madison Parish

Morehouse Parish	Natchitoches Parish	Orleans Parish

Ouachita Parish	Plaquemines Parish	Pointe Coupee Parish

Rapides Parish	Red River Parish	Richland Parish

Sabine Parish	St. Bernard Parish	St. Charles Parish

St. Helena Parish	St. James Parish	St. John the Baptist Parish

St. Landry Parish	St. Martin Parish	St. Mary Parish

St. Tammany Parish	Tangipahoa Parish	Tensas Parish

Terrebonne Parish	Union Parish	Vermilion Parish

Vernon Parish	Washington Parish	Webster Parish

West Baton Rouge Parish	West Carroll Parish	West Feliciana Parish

Winn Parish

B-1

Forum Oilfield Technologies

From:	James R. Burke

To:	Joe Ramey	December 31, 2006

Joe:

This is just to confirm our conversation of last week regarding salaries and options etc. but first let me congratulate you on a great year for Access and also for the great start you and Mardy are having at Pipe Wranglers. Let’s hope ‘07 can be another great year of growth for both companies and for the Tubular Handling Division overall.

1)	Your salary will be increased to $175,000 for 2007

2)	You will be issued options on 350 shares of Forum stock at an option price of $200 per share. These options will be dated December 31, 2006, will vest, on a straight line basis, over four years and will have a life of five years.

3)	Your bonus for 2007 will be calculated in accordance with your Employment Agreement dated May 31st, 2005

In order to enhance Forum’s cash flow in the coming year; 20% of the bonus calculated as outlined above, (5% for each goal) will be dependent on Access and Pipe Wranglers achieving the following working capital related goals:

Access

a)	Days of receivable collections to be less than 53. (Calculated as the average of the days outstanding at the end of each quarter).

b)	Inventory turns at the end of the year to equal or be greater than 3.3, again calculated as the average of the turns at the end of each quarter.

Pipe Wranglers:

a)	Days of receivable collections to be less than 55. (Calculated as the average of the days outstanding at the end of each quarter).

c)	Inventory turns at the end of the year to equal or be greater than 3.5, calculated as the average of the turns at the end of each quarter.

4)	The other members of you team will receive the following options, under the same terms as outlined above;

Robert Dugal	200
Keanon Hanks	100
Shawn Romero	100
Shannon Horton	100
Mardy Mattson	200
Paul O’Riordan	200
Darren Shiels	100
Regards,
James R. Burke